Prospectus Supplement No. 2                    Filed Pursuant to Rule 424(b)(3)
to Prospectus dated August 14, 1996                  Registration No. 333-06537


                        32,086,957 SHARES OF COMMON STOCK
                      AND WARRANTS TO PURCHASE COMMON STOCK
                      SUNSHINE MINING AND REFINING COMPANY


     This Prospectus Supplement supplements certain information contained in that certain Prospectus of Sunshine Mining and Refining Company, a Delaware corporation (the "Company"), dated August 14, 1996 (the "Prospectus") relating to the offer and sale (the "Offering") of certain shares of Common Stock, $.01 par value, including up to 30,000,000 shares of Common Stock (the "Exchange Common Stock") issuable upon exchange of the 8% Senior Exchangeable Notes due 2000 (the "Notes") issued by Sunshine Precious Metals, Inc. and guaranteed by the Company by certain stockholders of the Company (the "Selling Stockholders"). This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following table supplements the information set forth in the Prospectus in the table under the caption "Selling Stockholders" with respect to (i) the name of each Selling Stockholder, (ii) the number of shares of Common Stock owned prior to the Offering (assuming no Common Stock has been sold since the date on which such stockholders provided such information to the Company), (iii) the number of shares of Exchange Common Stock that may be offered for the account of such Selling Stockholders under the Prospectus, as amended and supplemented and (iv) the number of shares of Exchange Common Stock owned after the Offering.

---------------------------    --------------------------------         ---------------------   -------------------
Name of Selling Stockholder    Number of Shares of Common Stock          Number of Shares of    Number of Shares of
                                  Beneficially Owned Prior to           Exchange Common Stock     Exchange Common
                                         Offering (1)                   Being Registered for    Stock Owned After
                                                                               Resale              the Offering
---------------------------    --------------------------------         ---------------------   -------------------
Union Bancaire Privee,                    205,000                             205,000                      0
Geneve

(1) Represents shares of Common Stock received upon exchange of the Notes. The Company believes that the Selling Stockholders do not beneficially own any other shares of Common Stock of the Company other that the Exchange Common Stock.

     The date of this Prospectus Supplement is March 18, 1998